CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Regulation Statement on Form F-9 of our reports dated February 5, 2003 relating to the consolidated financial statements of Barrick Gold Corporation for the year ended December 31, 2002, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Toronto, Canada
June 27, 2003

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.